Exhibit 99

For immediate release:	Contact: Shreya Prudlo
July 9, 2007	(212) 733-4889

Pfizer Recommends Rejection of Mini-Tender Offer
by TRC Capital Corporation

NEW YORK, July 9 -— Pfizer Inc (NYSE: PFE) has been notified of an unsolicited “mini-tender offer” by TRC Capital Corporation of Toronto (TRC) for TRC to purchase in cash up to four million shares, or approximately 0.057%, of the outstanding Pfizer common stock, at a price of $25.00 per share.  TRC’s offer price of $25.00 per Pfizer share represents a 2.31% discount to the closing price on June 26, 2007, the day before the commencement of TRC’s unsolicited mini-tender offer, and a 3.55% discount to the closing price of $25.92 on Friday, July 6, 2007.

Pfizer does not endorse TRC’s unsolicited mini-tender offer and recommends that stockholders not tender their shares in response to this mini-tender offer. Pfizer is not in any way associated with TRC, this mini-tender offer or the offer documentation.

Mini-tender offers, such as this one by TRC, do not give investors the same level of protection afforded by larger tender offers.  For example, in making this offer, TRC is not required to file disclosure and other offer documents with the Securities and Exchange Commission (SEC) or adhere to additional procedures mandated by U.S. securities laws.

Pfizer urges investors to:

  Obtain current market quotes for their shares of common stock,

  Consult with their financial advisors, and
  Exercise caution with respect to TRC’s offer.

The SEC has issued “Investor Tips” on mini-tender offers, which note that often in making the offers at below-market prices, “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”  The SEC’s advisory is available at www.sec.gov/investor/pubs/minitend.htm.

Pfizer encourages stockbrokers and dealers as well as other market participants to review the SEC’s and the New York Stock Exchange’s (NYSE’s) recommendations on the dissemination of mini-tender offers.  These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in the Information Memo Number 01-27, issued by the NYSE on September 28, 2001, which can be found under the “NYSE Regulation — Rules & Interpretations — Information Memos” tab at www.nyse.com.

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